Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL AND ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K prepared by PetroQuest Energy, Inc. (the “Company”) for the year ending December 31, 2008, and to the incorporation by reference thereof into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-131955, 333-124746, 333-42520 and 333-89961) and Form S-8 (File Nos. 333-134161, 333-102758, 333-88846, 333-67578, 333-52700, 333-65401 and 333-151296), of information contained in our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2008. We further consent to references to our firm under the headings “Risk Factors” and “Oil and Gas Reserves.”

NETHERLAND, SEWELL AND ASSOCIATES, INC.

By: /s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 27, 2009